Exhibit 99.2

Press Release

January 22, 2015

HARMAN TO ACQUIRE RED BEND SOFTWARE

Over-The-Air Updating Technology and Services for Connected Car

STAMFORD, CT – HARMAN International Industries, Incorporated (NYSE:HAR), the premier audio, visual, infotainment and enterprise automation group, today announced the acquisition of Israeli-based Red Bend Software, a leading provider of software management technology for connected devices, and over-the-air (OTA) software and firmware upgrading services. Building upon Red Bend’s strength in the mobile and carrier markets, HARMAN will accelerate Red Bend’s growth in the automotive space and will position Red Bend software as the de facto standard for OTA software services for mobile devices and automotive applications.

The transaction is valued at $170 million, including approximately $99 million in stock and $71 million in cash. The number of HARMAN shares issued will be based on the volume weighted average trading price 60 days prior to January 21. Under the agreement, the selling stockholders of Red Bend are eligible for a cash earn-out of up to $30 million in the first quarter of calendar year 2017 based on the achievement of certain performance milestones.

Red Bend is the world’s leading provider of the most advanced OTA solutions, serving top handset manufacturers and mobile carriers with more than two billion Red Bend-enabled devices in the market globally. Sophisticated software systems like Red Bend are the cornerstone of a steadily increasing number of integrated and interoperating devices, and managing updates for firmware, middleware, third party apps, and other services.

“This acquisition of Red Bend, a true pioneer in OTA and virtualization technologies for cyber security, adds a critical component to our automotive systems and services portfolio that will essentially future proof software in cars, ultimately making them safer, smarter and more efficient,” said Dinesh C. Paliwal, Chairman, President, and CEO of HARMAN. “Together with our Symphony Teleca acquisition, HARMAN now has the essential foundation and deep bench strength for a comprehensive systems and services portfolio. Today marks a huge transformation for HARMAN and further advancement towards delivering consumers a seamless, connected car and connected lifestyle experience.”

“With over 15 years of success in delivering world-class over-the-air update solutions to the telecom and mobile markets, we are pleased to bring our proven track record to HARMAN,” said Yoram Salinger, President and CEO of Red Bend. “By joining forces with HARMAN, we will accelerate our growth in expanding markets such as the connected car while also continuing to support billions of mobile devices. Beyond mobile, Red Bend and HARMAN will implement

Press Release

OTA software management to enhance infotainment and embedded system performance as well as other in-car ECU-based systems. These solutions will benefit the entire automotive ecosystem through cost savings, increased security and a seamless customer experience.”

Red Bend’s software management solutions and hypervisor-based virtualization technologies for cyber security are already widely adopted in mobile devices and ideally suited to meet the rising demands of the connected car. By 2020, it is expected that more than 90 percent of vehicles on the road will be connected (Frost and Sullivan). Importantly, Red Bend solutions also serve as critical prerequisites for autonomous driving. By bringing Red Bend under the HARMAN umbrella and driving broad industry usage, HARMAN’s combined technology portfolio will seamlessly enable safe, secure OTA updates for a variety of on-board Harman and non-Harman automotive systems – whether embedded or downloaded — speeding the pace of innovation to automakers and the industry.

The Red Bend acquisition is subject to regulatory approvals and customary closing adjustments. It is expected to close in third quarter of HARMAN’s 2015 fiscal year.

Upon close of the transaction, Red Bend will operate within HARMAN as an independent unit led by its existing management team, while benefiting from HARMAN’s scale, resources, and deep automotive domain experience. Red Bend will remain dedicated to serving and growing its target markets, including mobile handset OEMs, service providers, semiconductor vendors and tablet manufacturers, as well as its growing base of automotive OEMs and other Tier 1 suppliers.

Conference Call

The Company will host a conference call with the investment community Thursday, January 22 at 10:00 AM EST. To participate, dial 1-800-763-6564 (North America) or 1-212-231-2924 (International), Access Code 21760117. A replay of the call will also be available following its completion at approximately 1:00 p.m. EST. To listen to the replay, dial 1-800-633-8284 (U.S.) or 1-402-977-9140 (International), Access Code 21760117.

About HARMAN

HARMAN (www.harman.com) designs, manufactures and markets premier audio, visual, infotainment and enterprise automation solutions for the automotive, consumer and professional markets. With leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson ® and Revel®, the Company is admired by audiophiles, musicians and the entertainment venues where they perform. HARMAN has a workforce of approximately 16,600 people across the Americas, Europe, and Asia and reported sales of $5.6 billion for the 12 months ended September 30, 2014. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

Press Release

About Red Bend Software

Red Bend catalyzes change in the connected world. We have been keeping more than two billion mobile, automotive and IoT devices continuously relevant with over-the-air software updates, and with virtualization and device management services. Our robust technology and solution offerings deliver instant market impact — accelerating business results, optimizing performance and improving people’s lives. Building on nearly two decades of experience, and on our proven track record working with hundreds of leading global brands, we make it easy for customers across all geographies to optimize deployment of change, and reliably enhance any connected device — regardless of size and complexity — with ever-increasing value. For more information, visit www.redbend.com.

© 2015 HARMAN International Industries, Incorporated. All rights reserved. Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson are trademarks of HARMAN International Industries, Incorporated, registered in the United States and/or other countries. AKG is a trademark of AKG Acoustics GmbH, registered in the United States and/or other countries.

For further information please contact:

Darrin Shewchuk

Director, Corporate Communications

Tel: +1 203 328 3834

darrin.shewchuk@harman.com